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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into this ____ day of January, 2000, by and among, on the one hand, BATTERIES BATTERIES, INC., a Delaware corporation ("BBI"), and TAUBER ELECTRONICS, INC., a California corporation and a wholly-owned subsidiary of BBI ("Tauber") (collectively with BBI, the "Seller") and, on the other hand, NEXERGY, INC., an Ohio corporation ("Nexergy"), and NEXERGY TAUBER, INC., a California corporation and a wholly-owned subsidiary of Nexergy ("Newco") (collectively with Nexergy, the "Purchaser").

     WHEREAS, Tauber is engaged in the business of assembling, distributing and selling batteries, custom battery pack assemblies, and other miscellaneous electronic components (the "Business");

     WHEREAS, Tauber desires to sell to Newco substantially all of the assets of Tauber as more fully described in Section 1.2 hereof, and Purchaser desires to purchase and acquire such assets free and clear of all liens and encumbrances for the consideration set forth herein, all upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:

                                   ARTICLE I.
                                PURCHASE AND SALE

     1.1 AGREEMENT TO SELL. Tauber hereby grants, sells, conveys, assigns, transfers and delivers to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Tauber in and to all of the assets set forth in Section 1.2 (collectively, the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Permitted Liens (as defined in Section 2.19) and those liabilities assumed pursuant to this Agreement. Simultaneous with the execution and delivery hereof, Tauber has executed and delivered to Purchaser a Bill of Sale and an Assignment and Assumption Agreement, substantially in the forms attached hereto as Exhibits A and B, respectively.

     1.2 INCLUDED ASSETS. The Assets shall consist of all of the assets, properties and rights of Tauber, except as otherwise expressly set forth in
Section 1.3, including, without limitation, the following:

         (a) Accounts. All accounts receivable of Tauber as listed in Schedule 1.2(a) and all other rights of Tauber to payment for goods sold or leased or for services rendered that relate to the Business, including, without limitation, those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or

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     have been written off or reserved against as a bad debt or doubtful account in any financial statements; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Tauber with respect to any of the foregoing (the "Accounts"). Notwithstanding the above, the Accounts shall not include and shall specifically exclude: (i) all items designated as "Collection Accounts" on the Tauber Financial Statements (defined hereinafter); (ii) all accounts receivable from Aspen Electronics, Field Works and I.E.P.D.; and (iii) all accounts receivable greater than ninety
     (90) days past the due date from Elgar Sorrenson and Alaris Medical
     Systems.

         (b) Inventories. All of Tauber's inventories including, without limitation, finished goods, work-in-process, raw materials, supply inventories, and other inventories (the "Inventories"). The Inventories include, without limitation, all of the items set forth on Schedule 1.2(b).

         (c) Equipment. All of Tauber's equipment, machinery, apparatus, tools, appliances, implements, spare parts, supplies and all other tangible personal property of every kind and description (the "Equipment"). The Equipment includes, without limitation, all of the items set forth on
     Schedule 1.2(c).

         (d) Scheduled Contracts. All right, title and interest of Tauber in, to and under the contracts and agreements of the Business set forth on
     Schedule 1.2(d) (the "Scheduled Contracts") and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Scheduled Contracts.

         (e) Backlog Orders. All of Tauber's backlog of orders for services or products (the "Backlog Orders").

         (f) Permits. All right, title and interest of Tauber in, to and under all permits, authorizations, approvals, licenses and other rights under federal, state, local or foreign statute, ordinance, regulation, order, writ or injunction relating to the Business or any of the Assets (the "Permits"). The Permits include, without limitation, all of the items set forth on Schedule 1.2(f).

         (g) Intangible Assets. All right, title and interest of Tauber in, to and under all patents, trademarks, technology, know-how, data, copyrights, trade names, service marks, licenses, software, covenants by others not to compete, rights, privileges, claims, causes of action, options, indemnities, rights of contribution and other similar rights relating or pertaining to the Business or any of the Assets, and the right to recover for infringement thereon (the "Intangible Assets").

         (h) Books and Records. All of Tauber's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets including, without limitation, blueprints, specifications, building and machinery diagrams, copies of the accounting and financial records, maintenance and production

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     records, catalogues, brochures, advertising materials, price lists, customer correspondence, mailing lists, and credit reports, sales records, customer lists and other customer data, supplier lists and other supplier data relating to the purchase of raw materials, parts or supplies (the "Records").

         (i) Prepaid Expenses and Current Assets. All right, title and interest of Tauber in and to all prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating to any of the Assets or the Business. The Prepaid Expenses and Current Assets include, without limitation, all of the items set forth on Schedule 1.2(i).

         (j) Name. All rights to use the name "Tauber Electronics".

         (k) Goodwill. The goodwill and going concern value of Tauber. Purchaser acknowledges that there is no Goodwill recorded on the Tauber Financial Statements (defined hereinafter).

         (l) Telephone Numbers. All the telephone and telecopy numbers currently owned, held or listed by Tauber in connection with the operation of the Business.

         (m) Other Property. All other or additional privileges, rights, interests, properties and assets of Tauber of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the business of Tauber as presently being conducted.

     1.3  EXCLUDED ASSETS.

     Notwithstanding the foregoing, the Assets shall not include any of the following:

         (a) the corporate seal, certificate of incorporation, minute books, stock books, income and other tax records or returns, books of account or other records having to do with the corporate organization of Tauber;

         (b) the rights which accrue or will accrue to Seller under this Agreement;

         (c) the rights to any of Tauber's claims for any federal, state, local or foreign tax refunds relating to any period prior to the Closing;

         (d) all of Tauber's cash, cash-in bank and inter-company accounts; and

         (e) those accounts specifically excluded from the Accounts described in
     Section 1.2(a).

     1.4  CONSIDERATION FOR ASSETS.

         (a) Subject to the terms of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, and as full consideration for the Assets, Purchaser hereby agrees to pay to Tauber "book value" of

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     the Assets net of Assumed Liabilities (as defined in Section 1.5) and certain reserves identified on Schedule 1.4 attached hereto, subject to adjustment as set forth below. The parties acknowledge that Schedule 1.4 shall serve to illustrate how the parties calculated the Preliminary Purchase Price (defined below), which is subject to post-Closing adjustments. Specifically, Purchaser hereby (i) pays to Tauber the sum of $1,525,562 (the "Preliminary Purchase Price"), of which $1,005,854 is being paid to Tauber (or, at the request of Tauber, to IBJ Whitehall Business Credit Corporation on Tauber's behalf) by wire transfer of immediately available funds, and the remaining $519,708 of which shall be paid pursuant to the terms of a subordinated promissory note of Newco (the "Note") substantially in the form of Exhibit C attached hereto, and (ii) assumes the Assumed Liabilities (as defined in Section 1.5). Except as specifically provided in Section 1.5, Purchaser shall not assume or be responsible for any liabilities or obligations of Seller of any nature whatsoever. The debt evidenced by the Note shall be secured pursuant to the Subordinated Security Agreement (the "Security Agreement") substantially in the form of Exhibit D attached hereto. The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in this Section 1.4.

         (b) Initial post-Closing adjustment:

             (i) Within forty-five (45) days after the Closing, the Purchaser shall prepare and deliver to the Seller a draft Revised Net Book Value of the Assets as of the Closing along with backup materials and work papers. The Purchaser will prepare the draft Revised Net Book Value of the Assets in accordance with GAAP (except as noted in Section 2.5 herein) applied on a basis consistent with the preparation of the Tauber Financial Statements (defined hereinafter), except that for purposes of computing the Net Book Value, an amount of $650,000 will be substituted for Seller's reserve to make the cost to market value adjustment for this initial post-closing adjustment. In preparing the draft Revised Net Book Value of the Assets, the Purchaser shall use the same valuation methodologies used in calculating the Preliminary Purchase Price as reflected in Schedule 1.4 hereof.

             (ii) If the Seller has any objections to the draft Revised Net Book Value of the Assets, Seller will deliver a detailed statement describing its objections to the Purchaser within thirty (30) days after receiving the draft Revised Net Book Value of the Assets. The Purchaser and Seller shall use commercially reasonable efforts to resolve any such objections themselves. The Purchaser shall revise the draft Revised Net Book Value of the Assets as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.4(b)(ii).

             (iii) If the parties hereto do not obtain a final resolution of the Revised Net Book Value of the Assets within thirty (30) days after the Purchaser has received the statement of objections, the parties hereto shall select an accounting firm mutually acceptable to them to resolve any remaining objections. In resolving any remaining objections, the accounting firm shall use the same valuation methodologies used in calculating the Preliminary Purchase Price as

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         reflected in Schedule 1.4 hereof including, without limitation, assuming the accuracy of the $650,000.00 general reserve for the Inventories. It is the intent of the parties hereto that no person shall question the adequacy of this general reserve for Inventories except as set forth in Section 1.4(c). If the Purchaser and the Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties hereto. In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 1.4 (b)(iii), the Purchaser and the Seller shall share responsibility for the fees and expenses of the accounting firm as follows: (A) if the accounting firm resolves all of the remaining objections in favor of the Purchaser, the Seller shall be responsible for all of the fees and expenses of the accounting firm;
         (B) if the accounting firm resolves all of the remaining objections in favor of the Seller, the Purchaser shall be responsible for all of the fees and expenses of the accounting firm; and (C) if the accounting firm resolves some of the remaining objections in favor of the Purchaser and the rest of the remaining objections in favor of the Seller, then the Purchaser and Seller shall split equally the fees and expenses of the accounting firm.

             (iv) The Purchaser will make the work papers and back-up materials used in preparing the draft Revised Net Book Value of the Assets available to the Seller and their accountants and other representatives at reasonable times and upon reasonable notice at any time during the preparing by the Purchaser of the draft Net Book Value of the Assets, the review by the Seller of the draft Net Book Value of the Assets, or the resolution by the parties of any objections thereto.

             (v) Once all the objections to the draft Net Book Value of the Assets have been resolved pursuant to Section 1.4(b)(ii) or (b)(iii), the Purchaser shall revise the draft Net Book Value of the Assets as appropriate to reflect the resolution of the objections and such revised calculation shall be the Final Net Book Value of the Assets. The Preliminary Purchase Price shall be adjusted as follows: (A) if the Final Net Book Value of the Assets exceeds the Preliminary Purchase Price, then Purchaser shall execute and deliver to Tauber a revised Promissory Note in the amount of the original Note plus the amount the Final Net Book Value of the Assets exceeds the Preliminary Purchase Price. The Purchaser shall execute and deliver this revised Promissory Note simultaneously upon receiving the original Note as canceled by Tauber; (B) if the Final Net Book Value of the Assets is less than the Preliminary Purchase Price, then Purchaser shall be permitted to execute and deliver to Tauber a revised Promissory Note in the amount of the original Note minus the amount the Final Net Book Value of the Assets is less than the Preliminary Purchase Price. In this case, Tauber shall cancel the original Note and return the same to the Purchaser, and simultaneously the Purchaser shall execute and deliver to Tauber the revised Promissory Note in the lesser amount.

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         (c) Final post-Closing Adjustment:

             (i) Purchaser agrees to evaluate the adequacy of the $650,000.00 general reserve for the Inventories (the "Inventories General Reserve"). Consequently, within forty-five (45) days after the first anniversary of the Closing, the Purchaser shall prepare and deliver to the Seller its assessment of the adequacy of the Inventories General Reserve (the "Adequacy Assessment") along with backup materials and work papers.

             (ii) If the Seller has any objections to the Purchaser's Adequacy Assessment, Seller will deliver a detailed statement describing its objections to the Purchaser within thirty (30) days after receiving the Adequacy Assessment. The Purchaser and Seller shall use commercially reasonable efforts to resolve any such objections themselves. The Purchaser shall revise the Adequacy Assessment as appropriate to reflect the resolution of any objections thereto pursuant to this
         Section 1.4(c)(ii).

             (iii) If the parties hereto do not obtain a final resolution of the Adequacy Assessment within thirty (30) days after the Purchaser has received the statement of objections, the parties hereto shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Purchaser and the Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties hereto. In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 1.4 (c)(iii), the Purchaser and the Seller shall share responsibility for the fees and expenses of the accounting firm as follows: (A) if the accounting firm resolves all of the remaining objections in favor of the Purchaser, the Seller shall be responsible for all of the fees and expenses of the accounting firm; (B) if the accounting firm resolves all of the remaining objections in favor of the Seller, the Purchaser shall be responsible for all of the fees and expenses of the accounting firm; and (C) if the accounting firm resolves some of the remaining objections in favor of the Purchaser and the rest of the remaining objections in favor of the Seller, then the Purchaser and Seller shall split equally the fees and expenses of the accounting firm.

             (iv) The Purchaser will make the Inventories, work papers and back-up materials used in preparing the Adequacy Assessment available to the Seller and their accountants and other representatives at reasonable times and upon reasonable notice at any time during the preparing by the Purchaser of the Adequacy Assessment, the review by the Seller of the Adequacy Assessment, or the resolution by the parties of any objections thereto.

             (v) Once all the objections to the Adequacy Assessment have been resolved pursuant to Section 1.4(c)(ii) or (c)(iii), the Purchaser shall revise the

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         Adequacy Assessment as appropriate to reflect the resolution of the objections and such revised calculation shall be the Final Adequacy Assessment. If the Final Adequacy Assessment is less than the original $650,000.00 Inventories General Reserve, then Purchaser shall execute and deliver to Tauber a revised Note in the amount of the original Note plus the amount the original $650,000.00 Inventories General Reserve exceeds the Final Adequacy Assessment. The Purchaser shall execute and deliver this revised Note simultaneously upon receiving the original Note as canceled by Tauber. There shall be no post-Closing adjustment if the Final Adequacy Assessment exceeds the original $650,000.00 Inventories General Reserve.


     1.5 ASSUMPTION OF CERTAIN LIABILITIES. Purchaser hereby assumes and agrees to pay, discharge or perform, as appropriate (subject to the limitations of Section 5.1(a)), only the accounts payable of Tauber set forth on Schedule 1.5(a), the other operating liabilities of Tauber set forth on Schedule 1.5(b) and the Scheduled Contracts (collectively, the "Assumed Liabilities"). Simultaneous with the execution and delivery hereof, Newco has executed and delivered to Tauber an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B.

     1.6 EXCLUSION OF CERTAIN LIABILITIES.

     Except for the Assumed Liabilities, Newco does not assume or agree to pay, perform or discharge, and shall not be responsible for, and the Assumed Liabilities do not include, any other liabilities or obligations of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, including, without limitation, liabilities or obligations based on, arising out of or in connection with:

         (a) any liability or obligation of Seller, its Affiliates or the Business not expressly included as an Assumed Liability pursuant to Section 1.5;

         (b) any product liability, tort liability, warranty claim, or similar claim for injury to person or property, regardless of when made or asserted, of any nature whatsoever, relating to the operation of the Business prior to the Closing;

         (c) except as set forth on Schedule 1.5, any taxes (i) payable with respect to the business, assets, properties, production or operations of Seller or the Business or any member of any affiliated group of which either is a member for any tax period or portion thereof prior to the Closing or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any affiliated group of which Seller is a member of this Agreement and the transactions contemplated hereby;

         (d) any liability or obligation under or in connection with the assets excluded from the Assets under Section 1.3;

         (e) any liability or obligation arising prior to the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Newco after the



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     Closing, or under any Benefit Plan (as defined in Section 2.10) or any liability or obligation of any nature related thereto;

         (f) any obligations of Seller or the Business arising or incurred in connection with any loan agreements or related instruments;

         (g) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts;

         (h) any litigation, proceeding (whether regulatory or otherwise) or any contingent liability of any nature whatsoever relating to the operation of Tauber prior to the Closing including, without limitation, the claims brought against Tauber by Aspen Electronics;

         (i) any collective bargaining or similar agreement of Seller; or

         (j) expect for those obligations set forth in the Sub-Sublease Agreement entered into between Newco and Battery Network, Inc. (a wholly-owned subsidiary of BBI), any liability or obligation under or in connection with the lease or the sublease of the real property known as 955 Borra Place, Escondido, California.

     Notwithstanding this Section 1.6, Newco shall be liable and responsible for all payments, performance or other obligations arising under the Assumed Liabilities.

     1.7 ALLOCATION OF PURCHASE PRICE. Tauber and Purchaser shall jointly agree on and prepare IRS Form 8594 pursuant to Temporary Treasury Regulations Section 1.1060-1T to report the allocation of the Purchase Price and Assumed Liabilities among the Assets. Tauber and Purchaser each hereby covenant and agree that they will not take a position on any tax return before any governmental agency charged with the collection of any taxes or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.7.

     1.8 LEGAL OPINION. Simultaneous with the execution hereof, Ballard Spahr Andrews & Ingersoll, LLP, legal counsel to the Seller, has executed and delivered to Purchaser a legal opinion substantially in the form of Exhibit E attached hereto. Simultaneous with the execution hereof, Higgs, Fletcher & Mack LLP, legal counsel to the Seller, has executed and delivered to Purchaser a legal opinion substantially in the form of Exhibit F attached hereto.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Tauber, BBI (where expressly stated) and/or Seller (where expressly stated) make the representations and warranties set forth in this Article II to Purchaser. Tauber or Seller (where expressly stated) has delivered to Purchaser the schedules to this Agreement referred to in this Article II on the date hereof and such schedules have been reviewed and accepted by Purchaser.

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     2.1 ORGANIZATION AND QUALIFICATION. Tauber is a duly organized corporation, validly existing and in good standing under the laws of the State of California. Tauber has all requisite corporate power and authority to carry on the Business as now being conducted and to own, lease and operate the properties and assets of the Business, as now owned, leased and operated. Tauber is not qualified or registered to do business in any state or jurisdiction other than the State of California. The nature of the businesses and activities of Tauber, as currently conducted, do not require Tauber to be qualified to do business in any foreign jurisdiction in which it is not already qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Business. Tauber does not own any interests in any Subsidiaries (as defined in Section 7.13). BBI is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware.

     2.2 AUTHORITY RELATIVE TO THE AGREEMENT. BBI and Tauber have full corporate power and authority, and no further corporate proceedings on the part of either BBI or Tauber are necessary, to execute and deliver this Agreement and any other agreements contemplated hereby (collectively, the "Other Agreements"), to consummate the transactions contemplated hereby or thereby, and to perform any obligations or duties under this Agreement and the Other Agreements. This Agreement and the Other Agreements and transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of BBI, and by the board of directors and stockholders of Tauber. This Agreement has been, and when executed, the Other Agreements, will be, duly and validly executed and delivered by BBI and Tauber and this Agreement constitutes, and when executed, the Other Agreements will constitute, valid and binding obligations of BBI and Tauber enforceable against BBI and Tauber in accordance with their terms.

     2.3 NO VIOLATION. Neither the execution, delivery, nor performance by Seller of this Agreement and the Other Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to BBI or Tauber, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance, other than Permitted Liens, upon the Assets pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which BBI or Tauber is a party or by which any of the Assets is subject or bound, or (iii) conflict with, or result in any violation or breach of or default under, the Articles of Incorporation or Bylaws or any agreement, document or instrument to which BBI or Tauber is a party or by which any of the Assets is subject or bound. The corporate existence, business organization, assets, licenses, permits, authorizations and contracts (including, without limitation, distribution agreements) of Tauber will not be terminated or impaired by reason of the execution, delivery or performance by Tauber of this Agreement or consummation by Tauber of the transactions contemplated hereby, assuming the receipt of required stockholder approval.

     2.4 CONSENTS AND APPROVALS. No prior consent, approval or authorization of, or declaration, filing or registration with any party, including any government entity or agency,

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domestic or foreign, is required of Seller in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with any party would not have a Material Adverse Effect on Tauber.

     2.5 FINANCIAL STATEMENTS. Seller has provided Purchaser with a true and complete copy of the statements of income for the years ended December 31, 1997 and December 31, 1998, which were included in the audited consolidated statements of income for BBI for the years then ended. Seller has provided Purchaser with a true and complete copy of the unaudited balance sheet of Tauber as of November 30, 1999, and the related statement of income for the period then ended. All of the foregoing financial statements are collectively referred to as the "Tauber Financial Statements". The Tauber Financial Statements fairly present the financial position of Tauber as of the dates thereof and the results of operations for the periods then ended, in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except the Tauber Financial Statements do not include (i) any management fees charged by BBI to Tauber, (ii) any provision for income tax expense or benefits and the related liabilities and receivables, and
(iii) any corporate overhead items recorded on the BBI financial statements which would not have a material impact upon the Business, the Assets or the Assumed Liabilities. The accounting records underlying the Tauber Financial Statements accurately and fairly reflect in all material respects the transactions of Tauber. Tauber does not have any liabilities or obligations of a type which should be included in or reflected on the Tauber Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except the Tauber Financial Statements do not include (i) any management fees charged by BBI to Tauber, (ii) any provision for income tax expense or benefits and the related liabilities and receivables, and (iii) any corporate overhead items recorded on the BBI financial statements which would not have a material impact upon the Business, the Assets or the Assumed Liabilities.

     2.6 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on
Schedule 2.6, since November 30, 1999, Tauber has not, directly or indirectly:

         (a) entered into any agreement, commitment or transaction involving a sale, assignment or transfer of Assets, or any additions to or reductions from the Assets in excess of 10% of the value of the Assets, other than in the ordinary course of business;

         (b) incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of 10% of the value of the Assets, other than in the ordinary course of business;

         (c) permitted or allowed any of the Assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

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         (d) canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of in excess of 10% of the Assets, other than in the ordinary course of business;

         (e) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge, other than in the ordinary course of business;

         (f) granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer, employee or agent, or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachutes, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by Seller of any kind or nature, for the directors, employees or former employees of Tauber;

         (g) acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person;

         (h) made any change in any accounting methods, principles or practices;

         (i) suffered any change that has had or is reasonably likely to have a Material Adverse Effect;

         (j) except in the ordinary course of business, made any transfers to any Affiliate;

         (k) except for the transactions contemplated by this Agreement, entered into any material transaction, or entered into, modified or amended any material contract or commitment; or

         (l) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this
     Section 2.6 in the future.

     2.7 REAL PROPERTY. The Assets do not include any owned real property.

     2.8 LITIGATION. Except as set forth on Schedule 2.8, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to Tauber's knowledge, threatened, against Tauber or involving any of the properties or assets of Tauber, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity (a "Proceeding"). Seller will notify Purchaser immediately in writing of any Proceedings initiated against Seller which relate to or affect Tauber.

     2.9 TAX MATTERS. To Seller's knowledge, Tauber has duly filed all tax returns that it was required to file (the "Filed Returns"). To Seller's knowledge, all such Filed Returns were correct and complete in all respects. Tauber has paid all franchise, property, sales, employment, or other taxes required to be paid with respect to the periods covered by the Filed Returns. Since the date that BBI acquired Tauber, no claim has ever been made by an authority in a jurisdiction where Tauber does not file tax returns that it is or may be subject to taxation by that jurisdiction. To Seller's knowledge, there are no security interests on any of the assets of Tauber that arose in connection with any failure (or alleged failure) to pay any tax. With respect to the periods for which returns have not yet been filed, to Seller's knowledge the amount reflected on Schedule 1.5(b) hereof accurately reflect the liabilities for all property, sales, or employment taxes. Tauber has withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and paid over to the proper governmental authorities, all amounts required to be so withheld and paid over.

     2.10 EMPLOYEE BENEFIT PLANS. With respect to all Benefit Plans (as defined below) sponsored or maintained by Tauber, or under which Tauber is obligated, the following are true and correct:

         (a) Schedule 2.10(a) lists each deferred compensation plan, bonus and incentive arrangement, stock option plan, restricted stock arrangement, and any other employee benefit program, plan or arrangement including, without limitation, an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Benefit Plans") and each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) ("Pension Benefit Plans") (collectively, the "Benefit Plans").

         (b) True and complete copies of each Benefit Plan, related trust agreements or annuity contracts (or any other funding instruments), management agreement or any other contract, summary plan descriptions and other written communications to employees concerning the extent of benefits provided under a Benefit Plan, the most recent determination letter issued by the IRS with respect to each Pension Benefit Plan, and for the three most recent years the Form 5500 and attached schedules filed with any governmental agency for each Benefit Plan, have been furnished to Purchaser.

         (c) The only Benefit Plan that is a Pension Benefit Plan consists of a profit-sharing plan, which does not provide for elective deferrals under
     Section 401(k) of the Tax Code. Tauber maintains no other pension plan or defined benefit pension plan.

         (d) No Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee or such person's dependents after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Tax Code and Sections 601-608 of ERISA.

         (e) There are no claims or liabilities pending with respect to, or under, any Benefit Plan other than routine claims for plan benefits, no events or circumstances exist that could lead to any claims or liabilities with respect to any Benefit Plan, and there are no disputes or litigation pending or threatened with respect to any such plans.

     2.11 EMPLOYMENT MATTERS. Except as set forth on Schedule 2.11, Tauber is not a party to any oral or written contracts or agreements granting benefits or rights to its employees or consultants, or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Tauber before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. Except as set forth on Schedule 2.11, to Tauber's knowledge there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Tauber, nor any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. To Tauber's knowledge, Tauber is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Tauber is not engaged in any unfair labor practice.

     2.12 LEASES, CONTRACTS AND AGREEMENTS. The Scheduled Contracts set forth on
Schedule 1.2 (d) are all the leases, subleases, licenses, agreements and understandings to which Tauber is a party or by which Tauber is bound which obligate or may be reasonably expected to obligate Tauber. Tauber has made available to Purchaser true and correct copies of all Scheduled Contracts. All of the Scheduled Contracts are legal, valid and binding obligations of the parties to the Scheduled Contracts enforceable in accordance with their terms. All rent and other payments by Tauber under the Scheduled Contracts are current. Except where it would not have a Material Adverse Effect, there are no existing defaults by Tauber under the Scheduled Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. To Tauber's knowledge, no other party is in default under any Scheduled Contract, except where such default would not have a Material Adverse Effect.

     2.13 RELATED TRANSACTIONS. Except as set forth on Schedule 2.13, there are no material contracts, agreements, understandings, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between and among Tauber and any of its Affiliates.

     2.14 COMPLIANCE WITH LAWS.Tauber is not in default in any material respect with respect to or in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, in either case which is related to the Assets or the Assumed Liabilities; and the consummation of the transactions contemplated by this Agreement or the Other Agreements will not constitute such a default or violation as to Tauber.

     2.15 INSURANCE. Schedule 2.15 lists all policies or binders of insurance held by or on behalf of Tauber, specifying with respect to each policy the insurer, the amount of coverage, the type of insurance, the risks insured, the expiration date, the policy number, and any pending claims thereunder which relate to the Assets or the Assumed Liabilities. Except where it would not have a Material Adverse Effect, there is no default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by Tauber.

     2.16 PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth on Schedule 2.16, Tauber does not require the use of any patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, software or any material trade secret for the conduct of its business. Tauber owns the entire right, title and interest in, to and under, or has a valid license to use the items set forth on
Schedule 2.16. To Tauber's knowledge, Tauber has not infringed upon or unlawfully or wrongfully used any intellectual property rights owned or claimed by another person. Tauber has not received any notice of any claim of infringement or any other claim or proceeding with respect to any of such matters.

     2.17 ENVIRONMENTAL COMPLIANCE.

     To Seller's knowledge:

         (a) Tauber and any Property and all operations of Tauber are in compliance and have been in compliance with all applicable Environmental Laws (as defined in Section 7.13) since the date BBI acquired Tauber, except where such non-compliance would not have a Material Adverse Effect on Tauber. Since the date BBI acquired Tauber, Tauber has obtained and is in compliance with all permits, licenses and other authorizations required under any Environmental Law. Since the date BBI acquired Tauber, there has been no event, condition or circumstance that may materially interfere with the conduct of the Business in the manner now conducted relating to Tauber's compliance with Environmental Laws or which constitutes a violation thereof or which could result in an Environmental Claim relating to the Business;

         (b) There is no Property that is, or since the date BBI acquired Tauber has been, subject to an Environmental Claim (as defined in Section 7.13);

         (c) There are no Environmental Claims pending or threatened against Tauber;

         (d) Neither any Property nor Tauber is subject to investigation or pending or threatened litigation by federal, state or local officials, regulatory agencies or private parties as a result of any on site management, remediation, treatment, storage, release or disposal of Polluting Substances or exposure to any Polluting Substances since the date BBI acquired Tauber.

     For purposes of this Section 2.17 only, the term "To Seller's knowledge" shall mean to the actual knowledge of Seller's current officers without any investigation. Likewise, for purposes of this Section 2.17 only, the term "Property" shall mean that real or personal property which Seller leased, operated, owned or exercised any authority or control over in any manner which is or has been utilized in the operation of the Business only since BBI acquired Tauber.

     2.18 REGULATORY ACTIONS. Except as set forth on Schedule 2.18, there are no actions or proceedings pending or, to Seller's knowledge, threatened against Tauber by or before any government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on
Schedule 2.18, Tauber is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity.

     2.19 TITLE TO PROPERTIES; ENCUMBRANCES. Except for (i) liens for current real or personal property taxes not yet due and payable, and (ii) liens that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect (collectively, "Permitted Liens"), Tauber has unencumbered, good, legal, and marketable title to all its properties and assets, real and personal, including, without limitation, all of the Assets, except for those Assets disposed of for fair market value in the ordinary course of business since November 30, 1999. Tauber owns all furniture, equipment, and other property used to transact its business as it is currently conducted. The personal property identified on Schedule 1.2(c) lists each item at a value which fairly represents the original cost thereon less accumulated depreciation through the Closing. Simultaneous with the execution and delivery hereof, Tauber has delivered to Purchaser a "payoff letter" or other evidence that upon Closing the IBJ Whitehall Business Credit Corporation lien on the Assets will be terminated.

     2.20 PERMITS AND LICENSES. Tauber has all permits, licenses, certificates and authorities from governmental agencies required to conduct its business as it is now being conducted except where the failure to maintain such permits, licenses, certificates or authorities from governmental agencies would not have a Material Adverse Effect on Tauber, and the consummation of the transactions contemplated by this Agreement will not constitute a violation of any permit, license, certificate or authority from a governmental agency. Tauber is the legal and beneficial owner of the Permits, and Tauber has good, valid and indefeasible title to the Permits, free and clear of all security interests, liens, encumbrances, options, calls, pledges, trusts, and other agreements, covenants, restrictions, reservations, adverse claims and other burdens of any type whatsoever, except for Permitted Liens. Such Permits are in full force and effect unimpaired by any act or omission of Tauber, or its employees or agents, have not been suspended or revoked, except for those Permits currently being renewed by Tauber which are so indicated on Schedule 1.2(f). Tauber has made all necessary filings with or notifications to relevant state and federal authorities in connection with the Permits.

     2.21 ACCOUNTS RECEIVABLE. The accounts receivable included in the Assets are bona fide accounts receivable created in the ordinary course of business. Tauber does not know of any facts or circumstances that are likely to result in any increase in the uncollectibility of such accounts receivable in excess of Ten Thousand Dollars ($10,000.00).

     2.22 INVENTORY. The inventory included in the Assets consists of cells, components and other raw materials, work-in-process, and finished goods. Such inventory as recorded on

Schedule 1.2(b) is valued in accordance with GAAP at the lower of average cost or market value (Purchaser acknowledges that Seller provides a reserve account to adjust inventory to market value based on their best judgment). Seller does not know of any facts or circumstances that are likely to result in any write-down of such inventory in excess of Six Hundred Fifty Thousand Dollars ($650,000.00).

     2.23 CUSTOMERS AND SUPPLIERS. Tauber has used its reasonable business efforts to maintain, and currently maintains, good working relationships with all of its customers. Schedule 2.23 sets forth a list of the ten largest dollar volume customers of products and services sold by Tauber for the year ended December 31, 1998 and the first nine months of 1999, and the dollar volume of sales to the customers for such periods. None of such customers has given Tauber notice terminating, canceling or threatening to terminate or cancel any contract or relationship with Tauber. Schedule 2.23 also contains a list of the ten largest dollar volume suppliers of products and services purchased by Tauber for the year ended December 31, 1998 and the first nine months of 1999, and the dollar volume of purchases from the suppliers for such periods.

     2.24 REPRESENTATIONS NOT MISLEADING. No representation or warranty by Seller, BBI or Tauber in this Agreement, nor any statement, summary, exhibit or schedule furnished to Purchaser by Seller, BBI or Tauber under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby makes the representations and warranties set forth in this
Article III to Seller:

     3.1 ORGANIZATION AND AUTHORITY. Nexergy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

     3.2 AUTHORITY RELATIVE TO AGREEMENT. Nexergy and Newco have full corporate power and authority, and no further corporate proceedings are necessary, to execute and deliver this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, which have been duly and validly authorized by the Board of Directors of Nexergy and Newco. This Agreement has been, and when executed the Other Agreements will be, duly and validly executed and delivered by Nexergy and Newco and this Agreement constitutes, and when executed the Other Agreements will constitute, valid and binding obligations of Nexergy and Newco enforceable against Nexergy and Newco in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

     3.3 NO VIOLATION. Neither the execution, delivery nor performance of this Agreement, in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) violate (with or without the giving of notice or the passage of time) any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Nexergy and Newco; or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Nexergy and Newco pursuant to any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Nexergy and Newco are parties or by which any of their assets or properties are subject or bound.

     3.4 CONSENTS AND APPROVALS. No prior consent, approval or authorization of, or declaration, filing or registration with any party, including any government entity or agency, domestic or foreign, is required of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 REPRESENTATIONS NOT MISLEADING. No representation or warranty by Purchaser, Nexergy or Newco in this Agreement, nor any statement, summary, exhibit or schedule furnished to Seller by Purchaser, Nexergy or Newco under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV.
                              ADDITIONAL AGREEMENTS

     4.1 ASSIGNMENTS. Seller will introduce Purchaser to all Tauber's suppliers and customers, and take any necessary actions to provide for the assignment of the Scheduled Contracts.

     4.2 SELLER NONCOMPETE.

         (a) Seller acknowledges that Seller is familiar with the following, any and all of which constitute confidential information of Tauber (collectively the "Confidential Information"): (i) any and all trade secrets of Tauber; and (ii) any and all information concerning the business and affairs of Tauber (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, product pricing, and customer names and lists), however documented. Further, Seller acknowledges that: (i) the business of Tauber is national in scope; (ii) Tauber's products and services are marketed throughout the United States; (iii) Tauber competes with other businesses that are or could be located in any part of the United States;
     (iv) Purchaser has required that Seller make the covenants set forth in this

     Section of the Agreement as a condition to the Purchaser's purchase of the Assets; (v) the provisions of this Section are reasonable and necessary to protect and preserve the Business; and (vi) the Business would be irreparably damaged if Seller were to breach the covenants set forth in this Section.

         (b) Seller acknowledges and agrees that all Confidential Information known or obtained by Seller is the property of Tauber. Therefore, Seller agrees that it will not, at any time, disclose or use for its own account or for the benefit of any third party any Confidential Information unless and to the extent that the Confidential Information is or becomes generally known to, and available for use by, the public other than as a result of Seller's fault or the fault of any other person bound by a duty of confidentiality to Tauber.

         (c) As an inducement for Purchaser to purchase the Assets, and as additional consideration for the monies to be paid under this Agreement, Seller agrees that: for a period of one (1) year after the date hereof: (i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, any business whose products or activities compete in whole or in part with the products or activities of Tauber; provided, however, that Purchaser acknowledges that BBI and/or its Subsidiaries is engaged in the sale of cellular, mobile radio, professional video, dry cell, sealed lead acid, medical and computer batteries, and cellular and computer components and accessories to after-market customers (the "BBI Wireless Business"), and that this noncompetition covenant shall not be interpreted to prohibit BBI and/or its Subsidiaries from continuing to engage in the BBI Wireless Business. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope; (ii) Seller will not, directly or indirectly, either for itself or any other person, (w) induce or attempt to induce any employee of Purchaser to leave the employ of Purchaser, (x) in any way interfere with the relationship between Purchaser and any employee of Purchaser, (y) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Purchaser, or (z) induce or attempt to induce any customer, supplier, licensee, or business relation of Tauber to cease doing business with Purchaser, or in any way interfere with the relationship between any customer, supplier, licensee, or business relationship of Purchaser; (iii) Seller will not, directly or indirectly, either for itself or any other person, solicit the business of any person known to Seller to be a customer of Purchaser, whether or not Seller had personal contact with such person, with respect to products or activities which compete in whole or in part with the products or activities of Purchaser. In the event of a breach by Seller of any covenant set forth in Section 4.2(c) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

         (d) No party hereto will, at any time during or after the one year period, disparage any other party hereto, or any of their respective shareholders, directors, officers, employees, or agents.

         (e) If Seller breaches the covenants set forth in Sections 4.2(b) or
     (c) of this Agreement, Purchaser shall provide Seller notice (in the manner provided for herein) of the breach and an opportunity to cure such breach. If the breach set forth in the notice has not been cured within thirty (30) days after the notice, Purchaser will be entitled to the following remedies: (i) damages from Seller; and (ii) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 4.2(b) and (c) of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Purchaser and would be an inadequate remedy for such breach. The rights and remedies of the parties hereunder are cumulative and not alternative.

     4.3 PURCHASER NONCOMPETE.

         (a) Purchaser acknowledges that: (i) the BBI Wireless Business is national in scope; (ii) BBI's Wireless Business products services are marketed throughout the United States; (iii) BBI's Wireless Business competes with other businesses that are or could be located in any part of the United States; (iv) BBI has required that Purchaser make the covenants set forth in this Section of the Agreement as a condition to the Seller's sale of the Assets; (v) the provisions of this Section are reasonable and necessary to protect and preserve BBI's Wireless Business; and (vi) BBI's Wireless Business would be irreparably damaged if Purchaser were to breach the covenants set forth in this Section.

         (b) As an inducement for Seller to sell the Assets, Purchaser agrees that: for a period of one (1) year after the date hereof: (i) Purchaser will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of or be employed by, associated with, or in any manner connected with, any business whose products or activities compete in whole or in part with the products or activities of BBI's Wireless Business. Purchaser agrees that this covenant is reasonable with respect to its duration, geographical area and scope; (ii) Purchaser will not, directly or indirectly, either for itself or any other person, (w) induce or attempt to induce any employee of BBI to leave the employ of BBI,
     (x) in any way interfere with the relationship between BBI and any employee of BBI, (y) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of BBI, or (z) induce or attempt to induce any customer, supplier, licensee, or business relation of BBI to cease doing business with BBI, or in any way interfere with the relationship between any customer, supplier, licensee or business relationship of BBI; (iii) Purchaser will not, directly or indirectly, either for itself or for any other person, solicit the business of any person known to Purchaser to be a customer of BBI with respect to products or activities which compete in whole or in part with the products or activities of BBI's Wireless Business. In the event of a breach by Purchaser of any covenant set forth in Section 4.3(b) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

         (c) If Purchaser breaches the covenants set forth in Section 4.3(b) of this Agreement, BBI shall provide Purchaser notice (in the manner provided for herein) of the breach and an opportunity to cure such breach. If the breach set forth in the notice has not been cured within thirty (30) days after the notice, BBI will be entitled to the following remedies: (i) damages from Purchaser; and (ii) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 4.3(b) of this Agreement, it being agreed that money damages alone would be inadequate to compensate BBI and would be an inadequate remedy for such breach the rights and remedies of the parties hereunder are accumulated and not alternative.

     4.4 WARN AND COBRA. Seller shall be responsible for providing and discharging any and all notifications, benefits and liabilities to Tauber employees, former Tauber employees and government agencies required by the Worker Adjustment and Retraining Notification Act or any other similar federal or state law. For all Tauber employees who are not employed by Purchaser on the Closing and all "qualified beneficiaries" of such employees, Seller shall be responsible for the health care continuation coverage under any health care plans sponsored by Tauber with respect to the health care continuation coverage requirements under ERISA or any other similar federal or state law.

     4.5 OTHER RELATED DOCUMENTS. Simultaneous with the execution and delivery hereof, Newco shall have entered into the following agreements: a Sub-Sublease Agreement with Battery Network, Inc.; an Employee and Resource Sharing Agreement with Battery Network, Inc.; and, a Noncompetition Agreement with Thomas L. Gruber, an individual and consultant to Tauber.

     4.6 CUSTOMER RETURNS.

     Within seven (7) business days of receiving a returned product or request for credit in connection with any sales made by Tauber prior to Closing, Newco will notify Seller of said customer returns and/or requests for credit. Newco agrees not to accept any return from a customer, or adjust the amount owed by said customer, prior to notifying the Seller of the return and/or request for credit. Within seven (7) business days of being so notified, Seller shall advise Newco of its decision whether or not to recognize the validity of the return and/or request for credit. If Seller recognizes the validity of the return and/or the request for credit, then Seller shall promptly pay to Newco the amount of the credit less the value of the product returned to Newco. If Seller determines that the return and/or request for credit is invalid, then Seller shall so notify Newco, and Newco shall be free to pursue any and all remedies against Seller hereunder. The terms of this Section 4.6 in no way modify or limit Seller's indemnification obligations under this Agreement.

     4.7 RECORD RETENTION.

     Purchaser agrees to preserve all records and computer files relating to Tauber actually received from Seller at Closing (the "Preserved Records") for a period of six (6) years following the Closing; provided, however, that Purchaser will retain indefinitely any Preserved Records relating to taxes. Purchaser further agrees to provide, as promptly as practical, copies of all Preserved Records upon Seller's written request therefor and at Seller's cost.

                                   ARTICLE V.
                                 INDEMNIFICATION

     5.1 GENERAL INDEMNIFICATION OBLIGATION OF SELLER. From and after the date hereof, Seller will reimburse, indemnify and hold harmless Purchaser, its officers, directors, agents, employees and controlling persons and their successors and assigns (each, an "Indemnified Purchaser Party") against and in respect of:

         (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered directly or indirectly by any Indemnified Purchaser Party, that result from, relate to or arise out of:

             (i) any and all excluded liabilities described in Section 1.6;

             (ii) any and all actions, suits, claims, Environmental Claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against or incurred by any Indemnified Purchaser Party that relate to Seller or the Business (x) to the extent such actions, suits, claims, Environmental Claims, proceedings or investigations relate, directly or indirectly, in whole or in part to events, conditions, operations, facts or circumstances which occurred or existed prior to the Closing, or (y) which result from or arise out of in whole or in part any action or inaction prior to the Closing of Seller or any director, officer, employee, agent or representative of Seller or the Business;

             (iii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant to this Agreement;

             (iv) the failure of the parties to comply with the bulk sales laws or any other similar laws in any applicable jurisdiction in respect of the transactions contemplated hereby;

             (v) federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance with this Agreement and any other taxes attributable to or arising out of the excluded liabilities; or

             (vi) any liens on the Assets except for Permitted Liens (as defined in Section 2.19); and

         (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and costs of investigation) incident to any of the foregoing or to the enforcement of this Section 5.1.

     Tauber and BBI shall be jointly and severally liable for any and all indemnification obligations under this Section 5.1. BBI acknowledges that this means, among other things, that

BBI may have indemnification obligations for the misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Tauber under this Agreement.

     5.2 GENERAL INDEMNIFICATION OBLIGATION OF PURCHASER. From and after the date hereof, Purchaser will reimburse, indemnify and hold harmless Seller, its officers, directors, agents, employees and controlling persons and their successors or assigns (each, an "Indemnified Seller Party") against and in respect of:

         (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered directly or indirectly by any Indemnified Seller Party that result from, relate to or arise out of:

             (i) the Assumed Liabilities;

             (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant to this Agreement; or

             (iii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to Purchaser or the Business (x) to the extent that such actions, suits, claims, proceedings or investigations relate solely to events, conditions, operations, facts or circumstances which occurred wholly after the Closing or (y) which result from or arise solely out of any action or inaction wholly after the Closing of Purchaser or any director, officer, employee, agent, or representative of Purchaser, and in each case of clause (x) and (y) to the extent solely attributable to the negligence of Purchaser; and

         (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and costs of investigation) incident to any of the foregoing or to the enforcement of this Section 5.2.

     5.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. If any proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such proceeding to the Indemnifying Person, who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exists actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person's right to participate in the defense or response to any proceeding should not be deemed to limit or otherwise modify its obligations under this Article. Except as set forth in the immediately following sentence, the Indemnified Person shall not, without the Indemnifying Person's prior written consent, settle or compromise any proceeding or consent to the entry of any judgment. In the event that the Indemnifying Person, within ten (10) business days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such proceeding or consent to entry of any judgment with respect to any such proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such proceeding. As a condition to asserting any rights under this Article, each of the Indemnified Purchaser Parties must appoint Purchaser, and each of the Indemnified Seller Parties must appoint Seller, as the case may be, as their sole agents for all matters relating to any claim under this Article.

     5.4 PAYMENT; INTEREST. The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article which are not paid within five business days of receipt by the Indemnifying Party of the Indemnified Party's demand therefor shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party immediately upon demand interest at the rate of 12% per annum, not to exceed the maximum nonusurious rate allowed by applicable law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.

     5.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations, warranties, agreements, covenants and indemnities of the parties set forth herein shall survive the Closing but shall expire and be terminated on the second anniversary of the Closing (except for (i) the representations and warranties set forth in Sections 2.2 and 2.19 hereof, and the covenants set forth in Section 4.6 hereof which shall survive indefinitely, and (ii) the representations and warranties set forth in Sections 2.9, 2.10 and
2.17 hereof which shall expire 60 days after the applicable statute of limitation), provided, however, that in the case of all representations, warranties, agreements, covenants and indemnities, there shall be no such termination with respect to any such representation, warranty, agreement, covenant or indemnity as to which a claim has been asserted and which the Indemnifying Party has received notice prior to the expiration of the relevant survival period until the resolution of such claim.

Notwithstanding any investigation or audit conducted before or after the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

                                  ARTICLE VI.
                              POST CLOSING MATTERS

     6.1 EMPLOYEES

     Immediately prior to Closing, Tauber shall terminate the employment of those Tauber employees identified on Exhibit G (the "Terminated Employees"). Seller shall not, directly or indirectly, (re)hire the Terminated Employees (assuming said Terminated Employees are hired by Newco within 90 days of Closing). Seller shall recommend to the Terminated Employees that they consider favorably any offer of employment made to them by Newco. Notwithstanding this
Section 6.1, nothing in this Agreement shall be construed to mean that Newco has an obligation to offer employment to any former Tauber employees including, without limitation, the Terminated Employees. Furthermore, the parties hereto agree that Purchaser is not assuming any employment-related obligations or liabilities with respect to any former Tauber employees including, without limitation, the Terminated Employees, it being understood that the only obligations and liabilities being assumed by Purchaser are the Assumed Liabilities as defined in Section 1.5 hereof.

     6.2 EMPLOYEE BENEFITS. Tauber's employees who are employed by Purchaser immediately after the Closing shall receive credit for each full year of continuous service that each such employee was employed by Tauber under the vacation and sick policies or arrangements of Purchaser that are applicable to similarly situated Purchaser employees. No portion of the assets or liabilities of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller or a Controlled Entity with respect to employee benefits or Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing. The amounts payable on account of all employee benefit arrangements and Benefit Plans shall be determined by Seller. Except as specifically set forth on Schedule 1.5(b), Purchaser shall not be liable for any benefits or liabilities under any Benefit Plan or any claim for insurance, reimbursement or other benefits payable to employees of Seller or a Controlled Entity.

     6.3 THIRD PARTY CONSENTS. To the extent that Seller's rights under any agreement, contract, commitment, lease, authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. Purchaser shall cooperate with Seller in the obtaining of any such consents. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agents in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

     6.4 MAINTENANCE OF BOOKS AND RECORDS. Purchaser and Seller shall preserve until the sixth anniversary of the Closing all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of Tauber prior to the Closing. After the Closing, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of Tauber prior to the Closing, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives.

     6.5 PAYMENTS RECEIVED. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party, including, without limitation, any progress payments or payments on account which are Assets, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Tauber on any check or any other evidences of indebtedness properly received by Purchaser on account of the Business and the Assets transferred to Purchaser.

     6.6 INQUIRIES AND FURTHER ASSURANCES. From and after the Closing, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets and the Business to Purchaser.

                                  ARTICLE VII.
                                  MISCELLANEOUS

     7.1 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses; provided, however, that Seller agrees to pay to Purchaser the amount of Nine Thousand Two Hundred Sixty Three and 63/100 Dollars ($9,263.63) to reimburse Purchaser for KPMG's fees related to the inventory observation from November 30 through December 2, 1999, and the airfare, lodging and meal expenses of Messrs. Glandon and Stanton incurred during their trip to Tauber's facility for the inventory observation.

     7.2 BROKERS AND FINDERS. All negotiations on behalf of Purchaser and Seller relating to this Agreement and the transactions contemplated hereby have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Purchaser or Seller for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

     7.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof (including, without limitation, the letter of intent dated December 17, 1999), and (b) shall not be assigned by operation of law or otherwise. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     7.4 FURTHER ASSURANCES. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 1.5. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     7.5 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     7.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to Purchaser:

                  Nexergy, Inc.
                  1909 Arlingate Lane
                  Columbus, Ohio 43218
                  Attention:        Philip J. Glandon
                  Telecopy No. (614) 351-2204

         with a copy to:

                  T. Robert Brownlee
                  Bricker & Eckler LLP
                  100 South Third Street
                  Columbus, Ohio 43215
                  Telecopy No. (614) 227-2390

         if to Seller:

                  Batteries Batteries, Inc.
                  1840 County Line Road
                  Huntington Valley, Pennsylvania  19006
                  Attention:        Stephen Rade, CEO
                  Telecopy No. (____)  _____ - _________

         with a copy to:

                  Justin P. Klein
                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street
                  Philadelphia, Pennsylvania  19103
                  Telecopy No. (215)  864-8999

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     7.8 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     7.9 DESCRIPTIVE HEADINGS. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.10 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARY. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     7.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     7.12 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     7.13 CERTAIN DEFINITIONS.

         (a) "Affiliate" as used in this Agreement means, with respect to any person, (i) any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question and
     (ii) any officer, director or stockholder of such person in question, or member of the immediate family of such officer, director or stockholder. For the purposes of the definition of Affiliate, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         (b) "Closing" shall mean the day and year first above written.

         (c) "disposal" or "disposed" shall have the meaning specified in any applicable Environmental Law.

         (d) "Environmental Claim(s)" means all claims, notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands and governmental investigations relating to compliance with Environmental Laws or the handling, presence or release of Polluting Substances.

         (e) "Environmental Law(s)" shall mean laws, including, without limitation, federal, state or local laws, common law, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution, contamination, preservation, protection or cleanup of the environment (including, without limitation, ambient air, surface water, ground water, land surface, natural resources and subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"); Hazardous and Solid Waste Amendments of 1984, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended by the Clean Air Act Amendments of 1990; the Clean Water Act, as amended; the Oil Pollution Act of 1990, as amended; the Safe Drinking Water Act, as amended; the Occupational Safety and Health Act, as amended; the Interstate Commerce Act, as amended; the Motor Carrier Safety Act, as amended; and the Motor Carrier Act, as amended; and other laws relating to pollution, contamination, preservation, protection or cleanup of the environment; exposure of persons or property to Polluting Substances; and the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances. Any specific references to an Environmental Law shall include any amendments to it promulgated from time to time.

         (f) Seller shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any officer of Seller has, or at any time had, actual knowledge of such fact or other matter, or after reasonable investigation, should have had such knowledge.

         (g) "Material Adverse Effect" shall mean any material adverse change in the assets, liabilities, business, results of operations or prospects of the Business taken as a whole measured against the assets, liabilities, business results of operations or prospects of the Business as of November 30, 1999.

         (h) "Polluting Substances" shall mean (i) any material, waste or substance designated, classified, regulated or included within the statutory and/or regulatory definitions of "hazardous substances," "hazardous waste," "extremely hazardous substance," "hazardous chemical," "pollutant," "regulated substance," "contaminant," "hazardous material," or "toxic substance" under any Environmental Law; (ii) any material, waste or substance which is petroleum, oil or a fraction thereof; (iii) radioactive material (including naturally occurring radioactive materials); (iv) solid waste, as defined under RCRA, that poses an imminent and substantial endangerment to health or the environment; and (v) such other substances, materials, or wastes that become classified or regulated as hazardous or toxic under any federal, state or local law or regulation from time to time.

         (i) "Property" includes any property (whether real or personal) which Seller currently or in the past has leased, operated, owned or exercised any authority or control over in any manner which is or has been utilized in the operation of the Business. To the extent any representations in
     Section 2.17 of this Agreement apply to property not currently leased, operated, owned, or over which Seller does not currently exercise authority or control, such representations shall be deemed to be made to the knowledge of Seller.

         (j) "release" or "releases" as used in Section 2.17 shall have the meaning specified in any applicable Environmental Law.

         (k) "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                        TAUBER ELECTRONICS, INC.

                                        By: /s/  Ronald Badke
                                           -------------------------------------
                                            Ronald Badke
                                            Secretary and Treasurer

                                        BATTERIES BATTERIES, INC.

                                        By: /s/ Ronald Badke
                                           -------------------------------------
                                            Ronald Badke
                                            Secretary and Treasurer

                                        NEXERGY-TAUBER, INC.

                                        By: /s/ Philip J. Glandon
                                           -------------------------------------
                                            Philip J. Glandon
                                            President

                                        NEXERGY, INC.

                                        By: /s/ Philip J. Glandon
                                           -------------------------------------
                                            Philip J. Glandon
                                            President